Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements dated April 6, 2009 of Drivers Passport, Inc’s (previous name of EcoGlobal Corporation) included in the annual report for the year ended December 31, 2008 for Drivers Passport, Inc.

/s/ KBL, LLP
New York, NY
November 10, 2009